                                                                    EXHIBIT 23.1
                          STONE & WEBSTER LETTERHEAD


Donaldson, Lufkin & Jenrette                  G.A.S. Orange Partners LP
277 Park Avenue                               c/o MCM Securities Inc.
New York, New York 10172                      One Rockefeller Plaza, Suite 2330
                                              New York, New York 10020
G.A.S. Orange Associates LLC
630 1st Avenue, Suite 30C
New York, New York 10016


                   INDEPENDENT TECHNICAL CONSULTANT'S REPORT
                                 PROJECT ORANGE

We submitted our Independent Technical Consultants Report for the Project Orange Associates, L.P. cogeneration facility, ("Project Orange") dated December 2, 1999 (the "Report") in connection with the joint issuance by Project Orange Funding, L.P. and Project Orange Capital Corp. (collectively, the "Issuers") of approximately U.S. $68,000,000 of Senior Secured Notes due 2007 (the "Notes") to be purchased by Donaldson, Lufkin & Jenrette Securities Corporation (the "Initial Purchaser") and resold pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended ("the Securities Act"). We understand that the Report will be used by the Initial Purchaser, Project Orange Associates, L.P. and G.A.S. Orange Associates, L.L.C. in evaluating certain engineering, and economic aspects of Project Orange in connection with the purchase and resale of the Notes by the Initial Purchaser. In addition, we understand that the Report will be included as an appendix to the prospectus to be included as part of a registration statement to be filed with the U.S. Securities and Exchange Commission (the "SEC") in connection with the registration of the Notes under the Securities Act in accordance with the terms of a registration rights agreement to be entered into between the Issuers and the Initial Purchaser. We consent to the Report being so used and so included as an appendix (i) to the Offering Memorandum, and (ii) to the prospectus incorporated in the registration statement to be filed with the SEC. It is understood that, regarding the use of this report, the addressees of this letter are subject to the Stone & Webster Management Consultants, Inc. terms and conditions of this assignment.

Sincerely,

STONE & WEBSTER MANAGEMENT CONSULTANTS, INC.


By  /s/ K.H. Applewhite, Jr.
    ------------------------
    K.H. Applewhite, Jr.
    Vice President